                                                                    Exhibit 20.1
                AnswerLogic, Inc. Audited Financial Statements

                               ANSWERLOGIC, INC.
                            (Formerly nQuest, Inc.)
                       (A Development Stage Enterprise)

                             Financial Statements

                          December 31, 2000 and 1999

                 (With Independent Auditors' Reports Thereon)

                               ANSWERLOGIC, INC.
                            (Formerly nQuest, Inc.)
                       (A Development Stage Enterprise)

                               Table of Contents

                                                               Page

Independent Auditors' Reports                                    1

Balance Sheets                                                   3

Statements of Operations                                         4

Statements of Changes in Shareholders' Deficit                   5

Statements of Cash Flows                                         6

Notes to Financial Statements                                    7

                         Independent Auditors' Report



The Board of Directors and Shareholders
AnswerLogic, Inc.:


We have audited the accompanying balance sheet of AnswerLogic, Inc. (formerly nQuest, Inc.), a development stage enterprise, as of December 31, 2000, and the related statements of operations, shareholders' deficit, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of AnswerLogic, Inc. as of December 31, 2000, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.


/s/ KPMG LLP

Seattle, Washington

June 26, 2001

                       Report of Independent Accountants



To the Board of Directors and Shareholders of AnswerLogic, Inc.:

In our opinion, the accompanying balance sheet and the related statement of operations, of changes in shareholders' deficit and of cash flows present fairly, in all material respects, the financial position of AnswerLogic, Inc. (the "Company"), a Development Stage Enterprise, at December 31, 1999, and the results of its operations and its cash flows for the period January 26, 1999 (date of inception) to December 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financing statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP

May 30, 2000
McLean, VA

                               ANSWERLOGIC, INC.
                            (Formerly nQuest, Inc.)
                       (A Development Stage Enterprise)
                                Balance Sheets

                                                                                                                      (unaudited)
                                                                                               December 31,             March 31,
                                                                                       ----------------------------
  Assets                                                                                     1999           2000           2001
                                                                                       -------------    -----------  ------------
Current assets:
     Cash and cash equivalents                                                        $      386,904      2,266,047       406,331
     Prepaid expenses and other                                                                2,678        115,048        82,979
                                                                                       -------------    -----------  ------------
                    Total current assets                                                     389,582      2,381,095       489,310
                                                                                       -------------    -----------  ------------
Property and equipment, net                                                                  116,655      1,506,237     1,374,391
                                                                                       -------------    -----------  ------------
                    Total assets                                                      $      506,237      3,887,332     1,863,701
                                                                                       =============    ===========  ============
                   Liabilities, Mandatorily Redeemable Convertible
                      Preferred Stock and Shareholders' Deficit

Current liabilities:
     Obligations due under credit facility                                            $       33,073        786,277       793,717
     Accounts payable                                                                        114,118        211,664        41,469
     Accrued liabilties                                                                        7,803        115,217       179,191
     Due to shareholder                                                                        9,457             --            --
     Obligations under capital leases - current                                                   --         38,153        38,718
                                                                                       -------------    -----------  ------------
                    Total current liabilities                                                164,451      1,151,311     1,053,095

Obligations under capital leases - long-term                                                      --         13,999         1,926
Other non-current liabilities                                                                     --         45,598        42,498
                                                                                       -------------    -----------  ------------
                    Total liabilities                                                        164,451      1,210,908     1,097,519
                                                                                       -------------    -----------  ------------
Manditorily redeemable convertible preferred stock, $0.01 par value.
     Series A;  authorized, issued and outstanding
        3,435,895 shares in 1999, 2000 and 2001
        (aggregate liquidation preference of $1,250,085, $1,578,923 and
        $1,462,102 at December 31, 1999 and 2000 and March 31, 2001,                       1,048,716      1,186,152     1,220,511
        respectively)

     Series B; authorized, issued and outstanding
        3,921,569 shares in 2000 and 2001 (none in 1999)
        (aggregate liquidation preference of $14,531,104 and $13,231,104
        at December 31, 2000 and March 31, 2001, respectively)                                    --     10,562,604    10,762,604
                                                                                       -------------    -----------  ------------
Shareholders' deficit:
     Common stock, $0.01 par value.  Authorized 20,000,000 shares;
        issued and outstanding 4,510,000 shares in 1999,
        4,905,495 shares in 2000 and 4,916,662 shares in 2001                                 45,100         49,055        49,167
     Additional paid-in capital                                                               15,619        442,252       451,802
     Stock subscription receivable                                                           (20,719)       (10,156)      (10,156)
     Deferred stock-based compensation                                                            --       (246,791)     (222,920)
     Deficit accumulated during development stage                                           (746,930)    (9,306,692)  (11,484,826)
                                                                                       -------------    -----------  ------------
                    Total shareholders' deficit                                             (706,930)    (9,072,332)  (11,216,933)
                                                                                       -------------    -----------  ------------
                    Total liabilities, manditorily redeemable convertible
                        preferred stock and shareholders' deficit                     $      506,237      3,887,332     1,863,701
                                                                                       =============    ===========  ============

See accompanying notes to financial statements.

                               ANSWERLOGIC, INC.
                            (Formerly nQuest, Inc.)
                       (A Development Stage Enterprise)

                           Statements of Operations

                                                                                                         (unaudited)
                                                                                          -----------------------------------------
                                                             Period                                                      Period
                                                           January 26,                                                January 26,
                                                          1999 (date of                                              1999 (date of
                                                          inception) to    Year ended                                inception) to
                                                          December 31,    December 31,      Three months March 31,       March 31,
                                                              1999            2000           2000           2001          2001
                                                          -------------   ------------    ----------     ----------  -------------
Operating expenses:
     Research and development                        $        349,935       4,748,181       582,687      1,401,650     6,499,766
     Marketing                                                 64,432       2,321,317       270,585        315,759     2,701,508
     General and administrative                               301,763       1,005,792       147,353        224,739     1,532,294
                                                          -------------   ------------    ----------     ----------  -------------
                    Total operating expenses                  716,130       8,075,290     1,000,625      1,942,148    10,733,568

Other income (expense), net                                      (417)        284,068        17,706         (1,627)      282,024
                                                          -------------   ------------    ----------     ----------  -------------
                    Net loss                         $       (716,547)     (7,791,222)     (982,919)    (1,943,775)  (10,451,544)
                                                          =============   ============    ==========     ==========  =============

See accompanying notes to financial statements.

                               ANSWERLOGIC, INC.
                            (Formerly nQuest, Inc.)
                       (A Development Stage Enterprise)
                Statements of Changes in Shareholders' Deficit






                                                                                 Common stock          Additional     Stock
                                                                         -------------------------       paid-in    subscription
                                                                            Shares         Amount        capital     receivable
                                                                         -----------   -----------    ----------    -----------
Balance at January 26, 1999 (date of inception)                                   --   $        --          --               --
Initial cash capital contribution ($0.0125 per share) (2/99)               4,000,000        40,000        10,000             --
Conversion of tax status from an S corporation
     to a C corporation (9/99)                                                    --            --       (10,000)            --
Issuance of restricted common stock at $0.041 per share (10/99)              510,000         5,100        15,619        (20,719)
Accrued dividends on Series A convertible preferred stock                                       --            --
Net loss                                                                          --            --            --             --
                                                                         -----------   -----------    ----------    -----------
Balance at December 31, 1999                                               4,510,000        45,100        15,619        (20,719)

Issuance of restricted common stock at $0.041 per share
     and amortization of related stock-based compensation (3/00)             250,000         2,500        35,283        (10,156)
Exercise of stock options at $0.04 to $0.16 per share (3/00 - 12/00)         145,495         1,455         8,138             --
Repayment of stock subscription receivable                                                                    --         20,719
Stock-based compensation expense                                                                         383,212             --
Accrued dividends on Series A convertible preferred stock                         --            --            --             --
Accrued dividends on Series B convertible preferred stock                         --            --            --             --
Net loss                                                                          --            --            --             --
                                                                          ----------   -----------    ----------    -----------
Balance at December 31, 2000                                               4,905,495        49,055       442,252        (10,156)

Exercise of stock options at $0.04 per share (1/01 - 2/01) (unaudited)        11,167           112           341             --
Stock-based compensation expense (unaudited)                                      --            --         9,209             --
Accrued dividends on Series A convertible preferred stock (unaudited)             --            --            --             --
Accrued dividends on Series B convertible preferred stock (unaudited)                           --            --             --
Net loss (unaudited)                                                              --            --            --             --
                                                                          ----------   -----------    ----------    -----------

Balance at March 31, 2001 (unaudited)                                      4,916,662   $    49,167       451,802        (10,156)
                                                                          ==========   ===========    ==========    ===========


                                                                                               Deficit
                                                                                          accumulated
                                                                           Deferred        during the        Total
                                                                         stock-based      development    shareholders'
                                                                         compensation        stage          deficit
                                                                         ------------   -----------      -----------
Balance at January 26, 1999 (date of inception)                                    --            --               --
Initial cash capital contribution ($0.0125 per share) (2/99)                       --            --           50,000
Conversion of tax status from an S corporation
     to a C corporation (9/99)                                                     --        10,000               --
Issuance of restricted common stock at $0.041 per share (10/99)                    --            --               --
Accrued dividends on Series A convertible preferred stock                          --       (40,383)         (40,383)
Net loss                                                                           --      (716,547)        (716,547)
                                                                         ------------   -----------      -----------
Balance at December 31, 1999                                                       --      (746,930)        (706,930)

Issuance of restricted common stock at $0.041 per share
     and amortization of related stock-based compensation (3/00)                   --            --           27,627
Exercise of stock options at $0.04 to $0.16 per share (3/00 - 12/00)               --            --            9,593
Repayment of stock subscription receivable                                         --            --           20,719
Stock-based compensation expense                                             (246,791)           --          136,421
Accrued dividends on Series A convertible preferred stock                          --      (137,436)        (137,436)
Accrued dividends on Series B convertible preferred stock                          --      (631,104)        (631,104)
Net loss                                                                           --    (7,791,222)      (7,791,222)
                                                                         ------------   -----------      -----------
Balance at December 31, 2000                                                 (246,791)   (9,306,692)      (9,072,332)

Exercise of stock options at $0.04 per share (1/01 - 2/01) (unaudited)             --            --              453
Stock-based compensation expense (unaudited)                                   23,871            --           33,080
Accrued dividends on Series A convertible preferred stock (unaudited)              --       (34,359)         (34,359)
Accrued dividends on Series B convertible preferred stock (unaudited)              --      (200,000)        (200,000)
Net loss (unaudited)                                                               --    (1,943,775)      (1,943,775)
                                                                         ------------   -----------      -----------
Balance at March 31, 2001 (unaudited)                                        (222,920)  (11,484,826)     (11,216,933)
                                                                         ============   ===========      ===========

See accompanying notes to financial statements.

                               ANSWERLOGIC, INC.
                            (Formerly nQuest, Inc.)
                       (A Development Stage Enterprise)

                           Statements of Cash Flows

                                                                 January 26,                                            January 26,
                                                                1999 (date of                                          1999 (date of
                                                                inception) to   Year ended                             inception) to
                                                                 December 31,  December 31,   Three months March 31,      March 31,
                                                                                            ----------------------------------------
                                                                     1999          2000        2000           2001          2001
                                                                 ------------  ------------ ----------   ------------  -------------
Cash flows from operating activities:
     Net loss                                                    $  (716,547)  (7,791,222)   (982,919)    (1,943,775)   (10,451,544)
     Adjustments to reconcile net loss to net
        cash used in operating activities:
           Depreciation and amortization                               7,526      223,803      10,433        114,633        345,962
           Stock-based compensation expense                               --      164,048      37,125         33,080        197,128
           Noncash interest expense                                    8,333           --          --             --          8,333
           (Gain) loss on disposal of property and equipment              --         (413)         --         19,921         19,508
           Changes in assets and liabilities:
              Prepaid expenses and other                              (2,678)    (112,370)    (75,496)        32,069        (82,979)
              Accounts payable and accrued liabilities               121,921      204,960      75,996       (106,221)       220,660
              Other non-current liabilities                               --       45,598      45,924         (3,100)        42,498
                                                                 ------------  ------------ ----------   ------------  -------------
                    Net cash used in operating activities           (581,445)  (7,265,596)   (888,937)    (1,853,393)    (9,700,434)
                                                                 ------------  ------------ ----------   ------------  -------------

Cash flows from investing activities:
     Proceeds from sale of property and equipment                         --       44,731          --         26,990         71,721
     Purchase of property and equipment                             (124,181)  (1,581,896)   (172,969)       (29,698)    (1,735,775)
     Purchases of short-term investments                                  --   (3,876,719) (3,876,719)            --     (3,876,719)
     Proceeds from short-term investments                                 --    3,876,719          --             --      3,876,719
                                                                 ------------  ------------ ----------   ------------  -------------
                    Net cash used in investing activities           (124,181)  (1,537,165) (4,049,688)        (2,708)    (1,664,054)
                                                                 ------------  ------------ ----------   ------------  -------------

Cash flows from financing activities:
     Borrowings from (payments to) shareholder                         9,457       (9,457)     (9,457)            --             --
     Borrowings (repayments) under credit facility                    33,073      753,204      37,875          7,440        793,717
     Repayment of obligations under capital leases                        --      (23,655)         --        (11,508)       (35,163)
     Proceeds from issuance of common stock                           50,000       30,312         668            453         80,765
     Proceeds from issuance of preferred stock, net                  750,000    9,431,500   9,431,500             --     10,181,500
     Borrowings under bridge loan                                    250,000      500,000     500,000             --        750,000
     Repayment of borrowings under bridge loan                            --           --          --             --             --
                                                                 ------------  ------------ ----------   ------------  -------------
                    Net cash provided by (used in)
                        financing activities                       1,092,530   10,681,904   9,960,586         (3,615)    11,770,819
                                                                 ------------  ------------ ----------   ------------  -------------
                    Net increase (decrease) in cash and
                        cash equivalents                             386,904    1,879,143   5,021,961     (1,859,716)       406,331
Cash and cash equivalents at beginning of period                          --      386,904     386,904      2,266,047             --
                                                                 ------------  ------------ ----------   ------------  -------------
Cash and cash equivalents at end of period                       $   386,904    2,266,047   5,408,865        406,331        406,331
                                                                 ============  ============ ==========   ============  =============

Supplemental schedule of noncash investing and
  financing activities:
        Property and equipment obtained under
           capital leases                                        $        --       75,807          --             --         75,807
        Issuance of restricted stock in exchange
           for promissory note                                        20,719       10,156      10,156             --         30,875
        Accrued dividends on Series A preferred stock                 40,383      137,436      34,359         34,359        212,178
        Accrued dividends on Series B preferred stock                     --      631,104      43,235        200,000        831,104
        Conversion of bridge loan and accrued
           interest to preferred stock                               258,333      500,000     500,000             --        758,333
                                                                 ============  ============ ==========   ============  =============

                               ANSWERLOGIC, INC.
                            (Formerly nQuest, Inc.)
                       (A Development Stage Enterprise)

                         Notes to Financial Statements

                          December 31, 2000 and 1999

               (Information as of and for the three months ended
                     March 31, 2001 and 2000 is unaudited)



(1)    Nature of Business and Summary of Significant Accounting Policies


       (a)    Nature of Business and Basis of Presentation

              AnswerLogic, Inc. (formerly nQuest, Inc.) (Company) is a technology company focused on the development and commercialization of natural-language search software products that allow organizations to answer questions, on-line, directly, and efficiently. The Company's core technology, AnswerServer, interprets user questions and automatically provides answers that are derived from available text resources.

              The Company, incorporated in Delaware on January 26, 1999, commenced development stage activities that consist primarily of research and development activities and efforts to secure adequate capital for anticipated growth and operations.

              Activities through March 31, 2001 have principally consisted of business planning, development and production of products, and recruiting and training of personnel. Accordingly, as of March 31, 2001, the Company is considered to be a development stage enterprise.

              References to 1999 and 2000 in the accompanying notes to the financial statements refer to the period from January 26, 1999 (inception) through December 31, 1999 and the year ended December 31, 2000, respectively.


       (b)    Interim Consolidated Financial Statements

              The financial information as of March 31, 2001 and for the three months ended March 31, 2001 and 2000 and for the period from January 26, 1999 (inception) to March 31, 2001 is unaudited. These interim financial statements have been prepared on substantially the same basis as the audited financial statements and in the opinion of management, contain all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the financial information set forth herein.


       (c)    Accounting Estimates

              The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

                                                                     (Continued)

                               ANSWERLOGIC, INC.
                            (Formerly nQuest, Inc.)
                       (A Development Stage Enterprise)

                         Notes to Financial Statements

                          December 31, 2000 and 1999

               (Information as of and for the three months ended
                     March 31, 2001 and 2000 is unaudited)



       (d)    Cash and Cash Equivalents

              Cash equivalents are highly liquid investments with an original maturity of three months or less and consist of time deposits and investments in money market funds with commercial banks and financial institutions.


       (e)    Property and Equipment

              Property and equipment are recorded at cost. The acquisition of equipment under capital leases is recorded at the present value at lease inception of minimum lease payments during the lease term. Depreciation is computed using the straight-line method over the estimated useful lives of the assets of three to seven years. Amortization of leasehold improvements is computed using the straight-line method over the shorter of the estimated useful life of three to seven years or the lease term. Repairs and maintenance that do not improve or extend the lives of the respective assets are expensed in the period incurred.


       (f)    Impairment of Long-Lived Assets

              The Company evaluates the recoverability of the carrying value of property and equipment and intangible assets in accordance with the provisions of Statement of Financial Accounting Standards
              (SFAS) No. 121, Accounting for the Impairment of Long-Lived Assets to be Disposed of. The Company considers historical performance and anticipated future results in its evaluation of potential impairment. Accordingly, when indicators of impairment are present, the Company evaluates the carrying value of these assets in relation to the operating performance of the business and future and undiscounted cash flows expected to result from the use of these assets. Impairment losses are recognized when the sum of expected future cash flows are less than the assets' carrying value. No such impairment losses have been recognized to date.


       (g)    Software Development Costs

              The Company accounts for its software development costs in accordance with Statement of Position 98-1 (SOP 98-1) and SFAS No.
              86. SOP 98-1 requires the capitalization of certain internal and external costs related to computer software developed or obtained for internal use and governs the accounting for the costs incurred by the Company to develop such products. SFAS No. 86 requires the capitalization of certain internal and external costs related to computer software to be sold, leased or otherwise marketed. During 1999, 2000 and 2001, development costs were expensed as incurred in accordance with SOP 98-1 and SFAS No. 86.

                                                                     (Continued)

                               ANSWERLOGIC, INC.
                            (Formerly nQuest, Inc.)
                       (A Development Stage Enterprise)

                         Notes to Financial Statements

                          December 31, 2000 and 1999

               (Information as of and for the three months ended
                     March 31, 2001 and 2000 is unaudited)



       (h)    Income Taxes

              Income taxes are computed using the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to the differences between the financial statement carrying amounts of existing assets and liabilities ant their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in results of operations in the period that includes the enactment date. Valuation allowances are established when necessary to reduce the net deferred tax asset to the amount expected to be realized.

              The Company was an S corporation for federal income tax purposes from its inception through September 13, 1999. Consequently, taxable income or loss of the Company through September 13, 1999 was attributed to the Company's stockholders. Effective September 13, 1999, the Company changed its election and became a C corporation.


       (i)    Stock-Based Compensation

              The Company accounts for stock options to its employees in accordance with the provisions of Accounting Principles Board
              (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. As such, compensation expense related to employee stock options is recorded only if, on the date of grant, the fair value of the underlying stock exceeded the exercise price. The Company adopted the disclosure-only requirements of SFAS No. 123, Accounting for Stock-Based Compensation, which allows entities to continue to apply the provisions of APB Opinion No. 25 and related interpretations for transactions with employees and provide pro forma operating disclosures as if the Company had recognized compensation expense based on the fair value of the options at the grant date as prescribed by SFAS No. 123. Compensation costs associated with fixed stock awards with pro rata vesting are recognized on a straight-line basis.

              The Company accounts for stock options to non-employees in accordance with the provisions of SFAS No. 123, Emerging Issues Task Force (EITF) No. 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services, and EITF No. 00-18, Accounting Recognition for Certain Transactions involving Equity Instruments Granted to Other Than Employees.

                                                                     (Continued)

                               ANSWERLOGIC, INC.
                            (Formerly nQuest, Inc.)
                       (A Development Stage Enterprise)

                         Notes to Financial Statements

                          December 31, 2000 and 1999

               (Information as of and for the three months ended
                     March 31, 2001 and 2000 is unaudited)



       (j)    Risks and Uncertainties

              The Company is subject to all of the risks inherent in an early stage business in the software development industry. These risks include, but are not limited to, a limited operating history, limited management resources, technological feasibility of the Company's product and the changing nature of the software industry.


(2)    Property and Equipment

       Property and equipment consists of the following:


                                                                    December 31,                 March 31,
                                                           ------------------------------
                                                               1999              2000              2001
                                                           ------------      ------------      ------------
                                                                                                (Unaudited)

                  Furniture and equipment                  $     40,357           193,306           193,306
                  Computer and office equipment                  82,312         1,120,244         1,074,867
                  Software                                        1,512           232,878           232,878
                  Leasehold improvements                             --           188,784           202,931
                                                           ------------      ------------      ------------

                                                                124,181         1,735,212         1,703,982

                  Less accumulated depreciation and
                      amortization                                7,526           228,975           329,591
                                                           ------------      ------------      ------------
                                                           $    116,655         1,506,237         1,374,391
                                                           ============      ============      ============

       Included in property and equipment are the net amounts of equipment recorded under capital lease agreements totaling $49,973 and $40,644 at December 31, 2000 and March 31, 2001, respectively. Accumulated amortization related to this equipment was approximately $7,300 and $10,000 at December 31, 2000 and March 31, 2001, respectively. The Company did not enter into any capital leases during 1999.

                                                                     (Continued)

                               ANSWERLOGIC, INC.
                            (Formerly nQuest, Inc.)
                       (A Development Stage Enterprise)

                         Notes to Financial Statements

                          December 31, 2000 and 1999

               (Information as of and for the three months ended
                     March 31, 2001 and 2000 is unaudited)


(3)    Credit Facility

       In 1999 and as amended in 2000, the Company entered into a Loan and Security Agreement (Agreement) with a bank under which the Company obtained a revolving line of credit for the amount of $325,000 and an equipment financing facility for $1,000,000. Advances under the revolving line of credit bear interest at a per annum rate of one percent above the prime rate (9.5% at December 31, 1999 and 2000, respectively). Any borrowings under the equipment financing facility accrue interest at the per annum rate equal to the basic rate determined by the Bank (9.26% and 8.4% to 9.9% as of December 31, 1999 and 2000, respectively). Interest is payable on a monthly basis with principal due no later than 180 days after the maturity date of June 2001. Once the Company borrows amounts under the equipment financing facility, those amounts are not available for future draws subsequent to repayment. The outstanding balance for the revolving line of credit and equipment financing facility was $786,277 at December 31, 2000. The amounts of unused revolving line of credit and equipment financing facility were $282,213 and $42,977 at December 31, 2000, respectively. All borrowings are collateralized by the assets of the Company.

       In consideration for the Agreement, the Company issued warrants to the bank to purchase 15,384 and 8,431 shares of the Company's common stock for $0.41 and $2.55 per share that expire in November 2004 and June 2005, respectively. Such warrants are outstanding at December 31, 2000. Using the Black-Scholes pricing model with the following assumptions: contractual life - 5 years, risk free interest rate - 6%, volatility - 60%, and expected dividend yield - 0%, the Company determined that the fair value of the warrants were insignificant on the date of grant.

       As of February 28, 2001, the Company was in default with the terms of its credit facility due to non-compliance with a certain financial ratio covenant as defined in the credit agreement. The Company's bank took no action related to this default. As a result, all of the outstanding amounts under the credit facility are classified as current.


(4)    Convertible Notes Payable

       In May 1999, the Company entered into a loan arrangement with a group of investors under which the Company issued 10% convertible debentures in the aggregate amount of $250,000. Under the terms of the debentures, the investors had the right to convert to any newly-issued class of preferred stock at a maximum rate of $0.165 per share. On September 13, 1999, the holders of the debentures converted the principal and accrued interest outstanding on all Debentures into 1,589,740 shares of Series A redeemable convertible preferred stock.

       In February and March 2000, the Company entered into a loan arrangement with an investor under which the Company issued 9.75% convertible debentures in the aggregate amount of $500,000. Under the terms of the debentures, the investors have the right to convert to any newly-issued class of preferred stock at a rate of $2.55 per share. On March 16 2000, the holder of the debentures converted the principal and accrued interest outstanding into 196,078 shares of Series B redeemable convertible preferred stock.

                                                                     (Continued)

                               ANSWERLOGIC, INC.
                            (Formerly nQuest, Inc.)
                       (A Development Stage Enterprise)

                         Notes to Financial Statements

                          December 31, 2000 and 1999

               (Information as of and for the three months ended
                     March 31, 2001 and 2000 is unaudited)


(5)    Redeemable Convertible Preferred Stock

       The Company authorized 3,435,895 shares of Series A redeemable convertible preferred stock, par value $0.01, in 1999 (Series A) and 3,921,569 shares of Series B redeemable convertible preferred stock, par value $0.01, in 2000 (Series B). On September 13, 1999, the Company issued 3,435,895 shares of Series A for $750,000 and conversion of $250,000, plus interest, of convertible notes. On March 16, 2000, the Company issued 3,921,569 shares of Series B for $9,931,500, net of issuance costs of $68,500, and conversion of $500,000, plus interest, of convertible notes.

       Rights and preferences of Series A and B are as follows:


       (a)    Voting

              Series A and B holders are entitled to vote together with all other classes of stock as a single class. Each share of Series A and B entitles the holder to the same number of votes as the number of common stock shares into which each share of Series A and B is convertible.


       (b)    Liquidation

              The holders of the Series A and B are entitled to receive cumulative dividends at the rate per annum of $0.04 and $0.20, respectively, per share. Upon any voluntary or involuntary liquidation, dissolution, or winding up of the Company, the holders of the Series A and B are entitled to receive, out of available assets of the Company, a liquidating preference payment in the amount of 1) original purchase price per share plus any accumulated and unpaid dividends, before any distributions are made to the holders of the common stock; plus 2) such amount per share in cash equal to the fair value of the common stock had each such share been converted to common stock just prior to the liquidation event, up to four times and two times the original purchase price of the Series A and Series B, respectively. In 1999, 2000 and 2001, the Company accrued dividends on the Series A of $40,383, $137,436 and $34,359, respectively, and the Series B of $0, $631,104 and $200,000, respectively. The value of the shares of common stock into which the Series A and B were convertible at December 31, 1999, 2000 and March 31, 2001 would have been approximately $220,000, $390,000 and $241,000, respectively.


       (c)    Restriction

              For so long as any shares of Series A and B are outstanding, the Company is restricted from, unless consent of the Series A and B holders is received, authorizing additional or issuing any new securities; consenting to any form of reorganization or sales of significant assets; amending its bylaws; purchasing or paying any dividends on any shares other than Series A and B subject to certain limitation; redeeming or acquiring any shares of Series A and B other than specified; incurring indebtedness over a certain amount; and initiating any action that materially and adversely affects the rights of Series A and B holders.

                                                                     (Continued)

                               ANSWERLOGIC, INC.
                            (Formerly nQuest, Inc.)
                       (A Development Stage Enterprise)

                         Notes to Financial Statements

                          December 31, 2000 and 1999

               (Information as of and for the three months ended
                     March 31, 2001 and 2000 is unaudited)


       (d)    Conversion

              At the option of the Series A and B holders, shares of Series A and B preferred stock can be converted to common stock at any time on a one for one basis with the conversion price subject to certain adjustment as specified in the Company's certificate of incorporation. All shares of Series A and B are subject to mandatory conversion upon the public offering of the Company's common stock under certain conditions as specified in the certificate of incorporation.


       (e)    Redemption

              At the election of the Series A and B holders, the Company shall redeem any outstanding shares of Series A and Series B over three years starting on March 16, 2005 as specified in the Company's certificate of incorporation. Each share shall be redeemed in an amount equal to $0.41 and $2.55, respectively, plus any accumulated but unpaid dividends computed to the date of redemption. There are no redemption requirements in 2001 through 2004. The redemption requirements in 2005 are $1,859,672 for the Series A and $14,422,222 for the Series B.


(6)    Shareholders' Deficit


       (a)    Common Stock

              Since inception, the Company has issued common stock and warrants for common stock to the founding officer, directors, employees and a third party with which the Company has a contractual arrangement. A portion of the shares issued are subject to forfeiture if certain vesting requirements are not satisfied. The Company has reserved sufficient shares of common stock for the exercise of stock warrants.

              As of December 31, 2000, all of the Company's preferred and common shareholders have entered into an agreement which restricts the transfer of shares, provides a right of first refusal to the Company and other shareholders and provides a market for the sale of such shares upon the death of a shareholder. Under the terms of the agreement, the Company and the other shareholders have the right of first refusal to purchase preferred or common shares from a shareholder in the event of any anticipated transfer of shares. The shares are purchasable at fair value, as determined by the Board of Directors, or in the event of the exercise of a right of first refusal, at a price equal to the proposed sale price.

              Concurrent with the Series A transaction, the terms of common stock sold to the founder were amended to contain restrictions whereby the Company may repurchase any unvested shares at the lesser of original issuance price or fair value in the event the founder ceases to be employed by the Company. The restrictions lapse for 25% of the shares immediately with the remaining amounts lapsing in 36 equal monthly installments. The fair value of the common stock as of the date of the amendment was approximately $114,000 which the Company has recorded as deferred stock-based

                                                                     (Continued)

                               ANSWERLOGIC, INC.
                            (Formerly nQuest, Inc.)
                       (A Development Stage Enterprise)

                         Notes to Financial Statements

                          December 31, 2000 and 1999

               (Information as of and for the three months ended
                     March 31, 2001 and 2000 is unaudited)



          compensation and is expensing the amount over the vesting period amounting to compensation expense of $28,500 in 2000 and $7,125 in 2001.

          In October 1999, the Company issued 510,000 shares of restricted common stock at $0.04 per share to a Company executive in consideration for his continued employment with the Company. These shares are subject to certain vesting restrictions which lapse over four years. At December 31, 2000, 325,125 shares remained subject to the vesting restriction. A promissory note for the amount of $20,719 was tendered to the Company and was recorded as a subscription receivable within shareholders' deficit. Payment on the promissory note was received in 2000.

          In March 2000, the Company issued 250,000 shares of restricted common stock at $0.04 per share to a Company executive in consideration for his continued employment with the Company. These shares are subject to certain vesting restrictions and will vest over four years. A promissory note for the amount of $10,156 was tendered to the Company and was recorded as subscription receivable in shareholders' deficit. The executive separated from the Company in January 2001. As a result, the Company extended the due date on the promissory note an additional 90 days. Payment on a portion of the promissory note was received in 2001 and the Company repurchased the remaining restricted common stock for its original cost.

          The terms of the promissory notes result in variable accounting for the October 1999 and March 2000 restricted stock grants until the value becomes fixed at the time of note repayment. As such, the fair value of the stock at note repayment date was approximately $298,000 and $147,000, respectively, which the Company's expensing over the vest period. The Company recorded expense of approximately $108,000 and $28,000 in 2000 and $17,000 and $9,000 in 2001 related to the vested shares. The Company repurchased the unvested shares at cost in April 2001.

     (b)  Stock Split

          In March 2000, the Company authorized a 2-for-1 stock split of the Company's common and preferred stock. All share and per share information has been adjusted for all periods presented herein to reflect the stock split.


     (c)  Employee Stock Option Plan

          The Company adopted the 1999 Stock Option and Incentive Plan (the "Options Plan") to promote the growth of the Company. The Options Plan provides for the granting of stock options to employees, directors and consultants of the Company. Stock options granted under the Option Plan may be either incentive stock options or nonqualified stock options.

          Incentive stock options (ISO) may be granted only to Company employees (including officers and directors). Nonqualified stock options (NSO) may be granted to Company employees, directors and consultants. During 2000 and 1999, the Company reserved 3,830,140 and 923,077 shares, respectively, of the Company's common stock for issuance under the Options Plan. Stock options under the Options Plan may be granted for periods of up to ten years and at prices determined by the Board of Directors. Stock options generally vest over three to four years.

                                                                     (Continued)

                               ANSWERLOGIC, INC.
                            (Formerly nQuest, Inc.)
                       (A Development Stage Enterprise)

                         Notes to Financial Statements

                          December 31, 2000 and 1999

               (Information as of and for the three months ended
                     March 31, 2001 and 2000 is unaudited)


A summary of stock option activity is as follows:

                                                                                                     Weighted
                                                            Options                                  average
                                                         available for           Number of        exercise price
                                                             grant                options            per share
                                                       ------------------   ------------------   ------------------
       Balance at plan inception                             923,077

       Granted                                              (694,000)                694,000     $        0.05
       Canceled                                               56,000                 (56,000)             0.04
                                                       ------------------   ------------------   ------------------
       Balance at December 31, 1999                          285,077                 638,000              0.05

       Additional shares made available for grant          3,830,140

       Granted                                            (1,286,500)              1,286,500              0.72
       Exercised                                                  --                (145,495)             0.07
       Canceled                                              129,000                (129,000)             0.58
                                                       ------------------   ------------------   ------------------
       Balance at December 31, 2000                        2,957,717               1,650,005              0.53

       Granted (unaudited)                                  (499,500)                499,500              0.25
       Exercised (unaudited)                                      --                 (11,167)             0.04
       Canceled (unaudited)                                  477,167                (477,167)             0.77
                                                       ------------------   ------------------   ------------------
       Balance at March 31, 2001 (unaudited)               2,935,384               1,661,171     $        0.38
                                                       ==================   ==================   ==================

The following table summarizes information about stock options outstanding under the Plan at December 31, 2000:

                                                       Options outstanding                         Options exercisable
                                         -------------------------------------------------    -------------------------------
                                                            Weighted-         Weighted-                         Weighted-
                                                             average          average                            average
                          Range of                           remaining        exercise                           exercise
                          exercise          Number          contractual       price per          Number          price per
                           prices         outstanding          life             share         exercisable          share
                        --------------   --------------    --------------   --------------    -------------    --------------

                    $    0.04 - 0.05          614,838             8.86   $      0.04              179,804   $       0.05
                         0.16 - 0.26          395,667             9.09          0.25                   --             --
                         0.77 - 0.77           30,000             9.28          0.77                   --             --
                         1.02 - 1.28          609,500             9.65          1.20               15,000           1.02
                                         --------------    --------------   --------------    -------------    --------------
                                            1,650,005             9.21   $      0.53              194,804   $       0.12
                                         --------------    --------------   --------------    -------------    --------------

                                                                     (Continued)

                               ANSWERLOGIC, INC.
                            (Formerly nQuest, Inc.)
                       (A Development Stage Enterprise)

                         Notes to Financial Statements

                          December 31, 2000 and 1999

               (Information as of and for the three months ended
                     March 31, 2001 and 2000 is unaudited)


              At December 31, 2000 and 1999, the weighted-average contractual life of all the outstanding stock options was 9.21 years and 8.67 years and the number of stock options exercisable was 194,804 and 61,406, respectively.

              The Company adopted the disclosure only provisions of SFAS No. 123, Stock Based Compensation, for its stock option plans. The fair value of each option is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions: dividend yield of 0%, expected volatility of 0%, risk-free rate of 6.00 % and an expected term of 5 years. Utilizing these assumptions, the weighted average fair value of the options granted in 2000 and 1999 was $0.02 and $0.04 per share, respectively.

              Had compensation cost for the Company's option grants to employees been determined based on the fair value at the grant dates, consistent with the provision of SFAS No. 123, the Company's pro forma net loss for the periods reported would have been:

                                                           Period
                                                      January 26, 1999
                                                          (date of
                                                       inception) to            Year ended
                                                        December 31,           December 31,
                                                            1999                   2000
                                                     --------------------------------------
                    Net loss:
                        As reported               $         (716,547)           (7,791,222)
                        Pro forma                           (721,754)           (7,851,411)


(7)  Income Taxes

     From inception through September 12, 1999, the Company provided no provision for income taxes since it had elected to be treated as an S corporation under the Internal Revenue Code. In lieu of corporate taxes, the tax losses of the Company were passed through directly to the shareholders. Accordingly, no provision for income taxes was recorded for this period. On September 13, 1999, the Company changed its incorporation status from an S Corporation to a C corporation.

     As of December 31, 2000 and 1999, the Company has federal net operating loss carryforwards of approximately $8,017,000 and $266,000, respectively, which begin to expire in the year 2019. Under the Tax Reform Act of 1986, the amount of and benefits from net operating loss carryforwards may be impaired or limited in certain circumstances. Events which cause limitations in the amount of net operating losses that the Company may utilize in any one year include, but are not limited to, a cumulative ownership change of more than 50% as defined, over a three year period.

                                                                     (Continued)

                               ANSWERLOGIC, INC.
                            (Formerly nQuest, Inc.)
                       (A Development Stage Enterprise)

                         Notes to Financial Statements

                          December 31, 2000 and 1999

               (Information as of and for the three months ended
                     March 31, 2001 and 2000 is unaudited)


     The components of the Company's net deferred tax asset are as follows:

                                                                        December 31,
                                                              ---------------------------------
                                                                   1999              2000
                                                              ---------------    --------------
                Deferred tax assets:                       $
                    Net operating loss carryforwards               102,000          3,096,000
                    Startup costs                                  131,000            104,000
                    Other                                            1,000             20,000
                                                              ---------------    --------------
                                                                   234,000          3,220,000

                Deferred tax liability-depreciation                     --            (38,000)
                                                              ---------------    --------------
                                                                   234,000          3,182,000

                Valuation allowance                               (234,000)        (3,182,000)
                                                              ---------------    --------------
                          Net deferred tax asset           $            --                 --
                                                              ===============    ==============

     The valuation allowance for deferred tax assets increased $234,000 and $2,948,000 in 1999 and 2000, respectively.

     The expected U.S. federal income tax benefit determined by applying the statutory U.S. federal income tax rate of 34% to pretax loss differs from the U.S. federal income tax benefit in the financial statements due primarily to the increase in the valuation allowance for the deferred tax assets.


(8)  Related-Party Transactions

     During the period from January 26, 1999 through December 31, 2000, two shareholders of the Company purchased furniture and equipment on behalf of the Company. At December 31, 2000 and 1999, the net balances due to one such shareholder were $0 and $9,457, respectively.

                                                                     (Continued)

                               ANSWERLOGIC, INC.
                            (Formerly nQuest, Inc.)
                       (A Development Stage Enterprise)

                         Notes to Financial Statements

                          December 31, 2000 and 1999

               (Information as of and for the three months ended
                     March 31, 2001 and 2000 is unaudited)


(9)    Leases

       The Company leases office space under long-term non-cancelable operating leases expiring in 2003. Future minimum lease payments under these non-cancelable operating leases are as follows:

          Years ending December 31:
              2001                                         $           520,240
              2002                                                     535,704
              2003                                                      45,969
                                                            ------------------
                    Total minimum lease payments           $         1,101,913
                                                            ------------------

       Rent expense during the three months ended March 31, 2001 and 2000, the year ended December 31, 2000 and the period from inception to December 31, 1999 was $130,060, $51,723, $385,868 and $18,516, respectively. The
       Company has issued a $250,000 letter of credit to the Lessor as a security deposit. The letter of credit expires in April 2001.

       The Company leases equipment under capital lease agreements. Future minimum lease payments for capital leases are as follows:

          Years ending December 31:
            2001                                                                $            40,081
            2002                                                                             15,300
                                                                                   -------------------
                    Total minimum lease payments                                             55,381

      Less amount representing interest (at approximately 5.9%)                               3,229
                                                                                   -------------------

                    Present value of minimum lease payments                                  52,152

      Less current maturities of obligations under capital leases                            38,153
                                                                                   -------------------
                    Obligations under capital leases, less current portion      $            13,999
                                                                                   ===================

(10)   Subsequent Events

       In April 2001, the Company obtained $1,000,000 in the form of a bridge note from certain preferred stockholders. The note is secured by the tangible and intangible personal property of the Company and bears interest at 7% per annum. The note becomes due on July 11, 2001

       In May 2001, 100% of the Company's outstanding capital was acquired by Primus Knowledge Solutions, Inc. (Primus) in exchange for 750,000 common shares of Primus. Based on the approximate value of Primus' common stock on the acquisition date, total consideration for the Company approximated $3,000,000.

                                                                     (Continued)